EXHIBIT 99.1

Contact:	James A. D. Smith
President and Chief Executive Officer
Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

Genelabs Technologies Receives Agreement from FDA on Special Protocol Assessment for Phase III Trial of Prestara in Lupus

REDWOOD CITY, Calif., April 2, 2007 - Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for a Phase III clinical trial of PrestaraTM (prasterone) for treatment of systemic lupus erythematosus (lupus).

The SPA documents the FDA’s agreement that the design and planned analyses of the study adequately address objectives in support of a New Drug Application (NDA) submission. The FDA has further indicated to Genelabs that a positive outcome to the proposed new Phase III study in addition to evidence of efficacy from previous trials of Prestara and an overall positive risk/benefit assessment would in principle meet FDA standards for NDA approval.

“We are delighted to have reached agreement with the FDA under an SPA that this phase III clinical trial, if successful, together with the totality of data contained in Genelabs’ NDA for Prestara, can meet the FDA’s standards for NDA approval,” stated James A. D. Smith, Genelabs President and Chief Executive Officer. “FDA has earlier designated the Prestara NDA approvable and a previously completed phase III clinical trial of Prestara in lupus has been agreed by the FDA as being positive adequate and well-controlled. Now, having reached agreement with the FDA on an SPA for a new phase III trial, we have a clear regulatory pathway for Prestara in the U.S. Genelabs is actively seeking strategic partnering for project financing, which needs to be secured in order to initiate this new phase III Prestara clinical trial. We view the SPA agreement as an important factor in moving these activities forward.”

Clinical Trial Design

The primary endpoint for this randomized, double-blind, placebo-controlled phase III clinical trial will be time to first severe flare based on the SELENA SLEDAI composite definition of severe lupus flare. The principal secondary endpoint will be time to first treatment intervention for moderate or severe lupus flare. The study will target enrollment of approximately 500 women with active systemic lupus erythematosus who are receiving standard of care medications such as glucocorticoids, cytotoxic and immunosuppressive agents. Patients will be randomized to receive either 200 mg daily Prestara or placebo for 12-months.

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Genelabs Technologies Receives Agreement from FDA on Special Protocol Assessment for Phase III Trial of Prestara in Lupus

“Lupus is a very severe and debilitating chronic autoimmune disease for which current treatment is inadequate. The disease progression of lupus is characterized by episodic flares usually accompanied by significant medical interventions. The impact of lupus flares themselves, as well as the drugs currently used to control them, can result in permanent tissue and organ damage. As a consequence, delaying lupus flares and interventions is a very important goal in the management of these patients,” stated Kenneth E. Schwartz, M.D., Genelabs Vice President of Medical Affairs. “We are pleased that the FDA shares this view, and has been willing to commit to the clinical trial protocol in the form of an SPA agreement and has further indicated that a successful outcome to the trial could yield broad potential claims derived from both primary and secondary measures.”

About Lupus

Lupus is a severe, chronic and frequently debilitating autoimmune disease that primarily affects women, who generally are diagnosed while of childbearing age. Lupus is characterized by alternating periods of active disease symptoms, or flares, and periods of quiescence, and it can cause significant morbidity and disruption of daily activities. Inflammation occurs in nearly all patients, and symptoms can include irreversible damage to almost every organ system, including the musculoskeletal, renal, pulmonary, neurological, cardiovascular, and cutaneous systems, as well as depression and severe fatigue. In the United States, there have been no new drugs approved by the FDA for the treatment of lupus in more than 40 years. Current therapies for active SLE are limited and most often include nonsteroidal anti-inflammatory drugs (NSAIDs), antimalarials, corticosteroids, and immunosuppressive/cytotoxic drugs. Patients are often exposed to multiple toxicities, many serious, during treatment with these drugs. Since patients are often dependent on steroids and immunosuppressive drugs, discontinuing them or reducing their dose may cause serious flares, while continued use leads to multiple cumulative toxicities.

About Prestara

Prestara is a pharmaceutical formulation for oral administration that contains highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone, or DHEA, a naturally occurring hormone and the most abundant adrenal hormone in humans, as the active ingredient. Lupus patients generally have abnormally low levels of DHEA and it is believed that hormonal influences may play a role in the development and progression of the disease.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements on the conduct or outcome of clinical trials, or the submission, review or approval of FDA submissions, including the Prestara New Drug Application, or objectives of our research programs. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements

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Genelabs Technologies Receives Agreement from FDA on Special Protocol Assessment for Phase III Trial of Prestara in Lupus

made. Uncertainties and risks include, without limitation, Genelabs’ capital requirements and history of operating losses and failures or delays in the hepatitis C or lupus programs. Please see the information appearing in the Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

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